                                                                    EXHIBIT 12.0


                 WASHINGTON GAS LIGHT COMPANY AND SUBSIDIARIES

               Computation of Ratio of Earnings to Fixed Charges

                            Years Ended September 30
                             (Dollars in Thousands)


                                             1998            1997            1996             1995            1994
                                         ------------    -------------    -------------    -------------   -------------
FIXED CHARGES:

   Interest Expense                       $   37,473      $    33,599      $    29,876      $    30,932     $    30,899
   Amortization of Debt Premium,
     Discount and Expense                        370              299              256              315             367
   Interest Component of Rentals                  12               17               96               56              34
                                         ------------    -------------    -------------    -------------   -------------
     Total Fixed Charges                  $   37,855      $    33,915      $    30,228      $    31,303     $    31,300
                                         ============    =============    =============    =============   =============

EARNINGS:

   Net Income                             $   68,629      $    82,019      $    81,591      $    62,909     $    60,459

   Add:
     Income Taxes Applicable to
       Operating Income                       38,006           47,864           49,376           37,514          37,264
     Income Taxes Applicable to
       Other Income (Loss) - Net               1,799              577             (629)            (730)            326

     Total Fixed Charges                      37,855           33,915           30,228           31,303          31,300
                                         ------------    -------------    -------------    -------------   -------------

       Total Earnings                     $  146,289      $   164,375      $   160,566      $   130,996     $   129,349
                                         ============    =============    =============    =============   =============

Ratio of Earnings to Fixed Charges               3.9              4.8              5.3              4.2             4.1
                                         ============    =============    =============    =============   =============